July 30, 1999

Beta Oil & Gas, Inc.
901 Dove Street, Suite 230
Newport beach, CA 92660

Attention: Mr. J. Chris Steinhauser
               Chief Financial Officer and Director

RE: Participation Agreement
       NE Hitchcock Prospect
       Greens Lake Area
       Galveston County, Texas

Dear Mr. Steinhauser:

This is the Participation Agreement between Texoil Company (“Texoil”) and Beta Oil & Gas, Inc. (” Beta” or “Non-Operator”) relative to the drilling of Initial Test Well(s) and subsequent operations in and on Texoil’s NE Hitchcock Prospect, Greens Lake Area, Galveston County, Texas. You are entering into another Participation Agreement for the Sarah White Prospect simultaneously with this agreement. The terms of this Participation Agreement are as follows:

1.

OPERATING AGREEMENT

1.1 Concurrently with the execution of this Agreement, the parties hereto are executing the attached Operating Agreement, identified as Exhibit "A" and made a part hereof for all purposes ("Operating Agreement"). The Operating Agreement designates Cliffwood Production Co. as "Operator". Cliffwood Production Co. will control all operations on the lands and leases covered by this Participation Agreement. In the event of a conflict between the Participation Agreement and the Operating Agreement, then the Participation Agreement shall prevail.

Participation Agreement
NE Hitchcock Prospect
Beta Oil & Gas, Inc.

1.2 The liens and security interests granted to Non-Operator by Cliffwood Production Co., as Operator, and Texoil Company, as Non-Operator (“Texoil Companies”) under Article VII.B. of the Operating Agreement (a) shall attach to the interests of both the Texoil Companies owned or hereafter acquired by either of the Texoil Companies within the Contract Area for the Operating Agreement including the oil, gas and mineral leases and personal property or fixtures on or used or obtained for use in connection therewith, to secure the performance of all of the obligations of both of the Texoil Companies under the Operating Agreement, including, but not limited to, those set forth in Article VII.B. of the Operating Agreement, and (b) shall include all of the interests and rights set forth in Article VII.B. The other Non-Operators shall have all of the applicable rights and remedies described in Articles VII.B., and the Texoil Companies shall have all of the applicable obligations described in Article VII.B., the same as if fully set forth in this Section.

1.3 If Texoil Company, its affiliates or joint ventures controlled by Texoil Company or its affiliates, no longer own an interest in the Contract Area, Cliffwood Production Co. shall resign as Operator, except for selection of a new Operator pursuant to the Operating Agreement.

2.

LEASES AND LEASE BURDENS

        Texoil represents that it is the present owner and holder of the Oil, Gas and Mineral Leases described on Exhibit “A” to the Operating Agreement (“Leases”) covering approximately 3021.91 gross and 1703.28 net acres, subject to the royalty interests reserved by the Lessors and overriding royalties in the amount of two percent (2%) in favor of Dennis Drake in the Leases and any overriding royalties reserved by Texoil pursuant to Section 4.2 hereof (“Lease Burdens”).

3.

PROSPECT ACQUISITION FEE

3.1 As consideration for Beta's interest in the Leases and the geological and geophysical information and data furnished by Texoil, Beta agrees to pay Texoil the sum of Twenty-Five Thousand and No/100ths Dollars ($25,000.00), in cash, with the execution of this Participation Agreement as a "Prospect Acquisition Fee". The Prospect

Participation Agreement
NE Hitchcock Prospect
Beta Oil & Gas, Inc.

Acquisition Fee does not include costs related to the drilling of the Initial Test Well or the cost of oil, gas and mineral leases acquired subsequent to the date of this Participation Agreement, nor does it include the rental costs subsequent to the date of this Agreement due for any of the Leases in the prospect.

3.2 Furthermore, upon execution of this Participation Agreement, Beta will pay Texoil the amount of $74,613.14 representing one-half of all sums paid by Texoil to Burlington Resources Oil & Gas Company (“Burlington”), presently estimated at $149,226.28 pursuant to that certain Letter Agreement dated July 1, 1999, whereby Texoil exchanged interests with Burlington and became Operator of the subject prospect area and paid outstanding invoices related to the prospect (“BR Costs”). Within thirty (30) days from Beta’s execution of this Participation Agreement, Texoil will prepare and submit to Beta a comprehensive accounting of all sums paid to Burlington. Should the total cost be less than $149,226.28, Texoil agrees to reimburse Beta for any credits due.

3.3 Thereafter, Beta and Texoil will bear equally on a 50/50 basis all costs related to the prospect (excepting drilling) including, but not limited to, any and all lease acquisition costs and rentals. Burlington presently controls thirty percent (30%) of this prospect. The initial interest will be owned approximately thirty-five percent (35%) each for both Beta and Texoil and thirty percent (30%) for Burlington. Attached hereto are land plats showing the NE Hitchcock Prospect being separated as to prospective Vicksburg acreage (Exhibit “B”) and Non-Vicksburg acreage (Exhibit “C”), and a schedule identifying the future estimated costs of lease maintenance for the area. Texoil anticipates that Burlington’s working interest in this prospect will be reduced by its election not to pay rentals or renew leases. Should Burlington withdraw from the prospect by non-payment of delay rentals or election not to renew Leases, then the interests of Texoil and Beta shall increase equally and proportionately for any Leases Burlington surrenders up to an anticipated fifty percent (50%) for both Beta and Texoil in the subject prospect.

3.4 Should drilling be proposed while Burlington still owns an interest and should Burlington elect not to participate in the Initial Test Well and farmout such interest or make a non-consent election as to such interest, the burdens created by such farmout or assumed pursuant to the non-consent election will be borne equally by Texoil and Beta.

Participation Agreement
NE Hitchcock Prospect
Beta Oil & Gas, Inc.

4.

INTEREST OWNERSHIP & MARKETING

4.1 Beta intends to retain a twenty-five percent (25%) working interest in the prospect. Texoil intends to retain a twelve and one-half percent (12.5%) working interest in the prospect (“Intended Working Interest”).

4.2 Beta and Texoil agree to jointly solicit industry partners for drilling operations separately for the Vicksburg and Non-Vicksburg acreage. Texoil has discussed this prospect with (1) IP Petroleum Company, Inc., (2) LLOG Exploration Company, (3) Energy Group USA, (4) Pruet Offshore Company, (5) Basin Exploration, Inc., (6) Vastar Resources, Inc., (7) Hallwood Petroleum, Inc., (8) Howard Exploration, Inc.; and (9) Quantum Energy Partners, L. P. ("Quantum", an energy investment entity who is expected to make certain referrals of prospective partners). Should any of these entities or referrals from Quantum elect to participate in this prospect, cost recoveries and promoted or retained interests shall be shared as follows:

   (a)Cash proceeds from the sale of interests to the above excepted entities and referrals from Quantum shall be shared equally by Beta and Texoil until such time as Beta recovers the Prospect Acquisition Fee, BR Costs, leasehold and related costs. Thereafter, all cash proceeds from the sale of interests shall be allocated one-hundred percent (100%) to Texoil.

   (b)Texoil shall retain an overriding royalty interest equal to the difference between (i) twenty-five percent (25%) and (ii) the sum of lessors' royalty and overriding royalty in favor of Dennis Drake.

   (c)Any carried or reversionary interests resulting from sales of interests to the excepted entities and referrals from Quantum will be retained entirely by Texoil.

Participation Agreement
NE Hitchcock Prospect
Beta Oil & Gas, Inc.

Subject to the exceptions for the aforementioned entities and referrals from Quantum, cost recoveries and promoted interests shall be shared as follows:

   (d) Cash proceeds from the sale of interests to third parties shall be shared equally by Beta and Texoil until such time as Beta recovers the Prospect Acquisition Fee, BR Costs, leasehold and related costs. Thereafter, all cash proceeds from the sale of interests shall be allocated one-hundred percent (100%) to Texoil.

   (e) Texoil shall retain an overriding royalty interest equal to the difference between (i) twenty-five percent (25%) and (ii) the sum of lessors' royalty and overriding royalty in favor of Dennis Drake.

   (f) Subject to Article 4.4 below, any carried or reversionary interests resulting from sales of interests to third parties shall be shared three-fourths (3/4) by Texoil and one-fourth (1/4) by Beta.

4.3 For purposes of allocating cash proceeds pursuant to Article 4.2 above, Beta shall be entitled to recover from fifty percent (50%) of such proceeds, all prospect leasehold and related costs for both the NE Hitchcock and Sarah White Prospects on a combined basis prior to allocating one-hundred percent (100%) of all proceeds thereafter to Texoil.

4.4 In connection with the marketing of the prospect to third parties, Beta and Texoil may elect to reduce their Intended Working Interest participation in the Vicksburg acreage only and Beta will be entitled to retain any carried and/or reversionary interests received in the sale to third parties equal to the difference between Beta’s original Intended Working Interest and Beta’s reduced working interest. Schedule A attached hereto provides an example.

5.

ASSIGNMENT

   Within fifteen (15) days following Beta's acceptance of this Participation Agreement and payment of the Prospect Acquisition Fee and the $74,613.14, Texoil will execute and deliver an Assignment to Beta of an undivided twenty-five percent (25%) working interest in and to the oil and gas leases currently owned by Texoil in this prospect. The Assignment will be made with a special warranty and be subject to the Lease Burdens identified in Article 2.

Participation Agreement
NE Hitchcock Prospect
Beta Oil & Gas, Inc.

6.

TITLE MATERIAL

Within ninety (90) days from the date of this Participation Agreement and at the written request of Beta, Texoil will furnish Beta with copies of all the Leases and any corresponding title material associated with the prospect.

7.

INITIAL TEST WELLS

7.1 Before operations are commenced on the Initial Test Well, Operator will furnish Beta with an Authority For Expenditure (“AFE”) to drill, evaluate and plug and abandon the well(s). No more than thirty (30) days before operations are commenced on the well, Operator will call for Beta’s working interest share of the AFE, and Beta will pay its share of the AFE within twenty (20) days following receipt of the AFE. If Beta has not paid its share of AFE costs within said twenty (20) days, then Operator will send a final notice to Beta, granting Beta an additional five (5) business days to pay Beta’s share of said AFE costs. It is anticipated that one Initial Test Well will be drilled each on (a) the non-Vicksburg acreage and (b)the Vicksburg acreage. This provision shall apply to Initial Test Well(s) on either acreage. If all Non-Operators (including new participants) do not tender the AFE costs and Texoil does not drill the Initial Test Well(s), Texoil will return to Beta its AFE costs applicable to the specific Initial Test Well.

7.2 In the event Beta fails to timely pay its share of the AFE, Beta’s rights hereunder will terminate without notice and the interest of Beta shall be subject to Article 9 below. Neither the Prospect Acquisition Fee, BR costs or any other funds previously paid will be refunded.

7.3 Subject to the receipt of the amount of the AFE from all Non-Operators, availability of a suitable drilling rig and approval of title to the drillsite Lease, Operator will commence operations to drill the Initial Test Well at a legal location that is acceptable to all Non-Operators. Operator will thereafter drill said Initial Test Well with due diligence and in a workmanlike manner to the depth agreed upon between the parties. The

Participation Agreement
NE Hitchcock Prospect
Beta Oil & Gas, Inc.

estimated objective formation(s) and depths of the Initial Test Well are (i) the (1) 12,900’ Morris sand and (2) 13,575’ Lower “S” sand with an anticipated total depth of 14,200’ for the non-Vicksburg acreage and (ii) the 17,500’ Vicksburg sand for the Vicksburg acreage. The objective formation and depths as to each Initial Test Well are defined as “Authorized Depth”.

7.4 At such time as the Initial Test Well has been drilled to the Authorized Depth agreed upon by the parties, Operator will run a Dual Induction or other equivalent open hole electrical log from the total depth drilled to the bottom of the surface casing, and such other methods and tools of evaluation that will insure proper evaluation of all formations in the well indicating hydrocarbons, if under the then existing conditions, such methods of evaluation are prudent (“Casing Point”).

7.5 Within twenty-four (24) hours following Casing Point and all logs, cores, and other tests have been completed, and the results thereof furnished to the Non-Operator(s), each Non-Operator shall elect to:

   (a)complete the well as an oil or gas well, or

   (b)deepen the well, or

   (c)sidetrack the well, or

   (d)plug and abandon the well.

7.6 An election by a Non-Operator or Non-Operators representing the largest percentage interest in the Initial Test Well, to complete the well as an oil or gas well shall take precedence over an election to deepen the well, which shall take precedence over an election to sidetrack the well, which shall take precedence over an election to plug and abandon the well; provided, however, that said well will not be plugged and abandoned if at least one Non-Operator elects to complete said well and agrees to bear all costs attributable to such operation. If Non-Operators cannot agree on the sand or formation in which to complete the well, an election by a Non-Operator or Non-Operators representing the largest percentage interest in the well to complete in a deeper sand or formation shall take precedence over an election to complete in a shallower sand or formation.

Participation Agreement
NE Hitchcock Prospect
Beta Oil & Gas, Inc.

7.7 If less than all Non-Operators elect to complete the well as an oil or gas well, deepen or sidetrack the well, Article VI.B.2. of the Operating Agreement shall not apply to such operations and the interest of the non-participating Non-Operators shall be subject to Article 9 below.

8.

RELEASE OF LEASES & PAYMENT OF RENTAL OBLIGATIONS

8.1 If a Non-Operator elects to release, surrender or otherwise let a Lease or interest therein expire, the interest of the party electing to surrender a Lease shall be subject to Article 9 below.

8.2 Operator will be responsible for preparing and circulating monthly delay rental obligation calendars to the Non-Operators. Monthly delay rental calendars will be provided to the Non-Operators within forty-five (45) days of a rental becoming due. Upon receipt of the calendar, Non-Operators will have fifteen (15) days from receipt to make a formal written election. Failure to respond within the fifteen (15) day time period will result in a forfeiture of Non-Operators interest in and to those Leases. Non-Operators will then be subject to the provisions of Article 9 below.

9.

DEFAULT/NON-CONSENT

9.1 In the event a Non-Operator:

   (a)fails to timely pay in advance its share of the AFE for the Initial Test Well(s);

   (b)elects not to participate in the completion, deepening or sidetracking of the Initial Test Well(s) at Casing Point;

   (c)elects to release a Lease or fails to pay for a Lease, renewal or extension; and

   (d)elects not to pay a delay rental obligation

Participation Agreement
NE Hitchcock Prospect
Beta Oil & Gas, Inc.

and if the “Non-Consent Operation(s)", as defined below, are conducted timely, the “Non-Consenting Party”, as defined below, shall reassign all of its interest in the well or Leases to those parties who have elected to acquire the interest of the Non-Consenting Party (“Available Interest”). Provided, however, (i) if Beta participated in drilling the Initial Test Well to the Authorized Depth, and (ii) the Non-Operators representing the largest percentage interest in the Initial Test Well elected to deepen or sidetrack such well, and (iii) Beta elects not to participate in the deepening or sidetracking operation, then Beta shall retain all its rights down to the depth drilled prior to such deepening or sidetracking operation and only the interest of Beta in the deepening or sidetracking operation as to the applicable Vicksburg or non-Vicksburg acreage within the Contract Area to which the Initial Test Well applies shall be subject to Section 9.3 below.

9.2 The elections pursuant to 9.1 (a) – (d) above are herein referred to as “Non-Consent Operation(s)” and such non-participating or defaulting Non-Operator is referred to as a “Non-Consenting Party”.

9.3 Operator will advise the other Non-Operators of the amount of Available Interest. The other Non-Operators will, within twenty-four (24) hours (exclusive of Saturdays, Sundays and legal holidays) after receipt of such notice, advise Operator of each Non-Operator’s election to:

   (a)limit such Non-Operator's interest in the well, operation or Lease to which the Available Interest applies, to such Non-Operator's original interest; or

   (b)in addition to such Non-Operator's original interest, acquire such Non-Operator's proportionate share, or more, of the Available Interest.

9.4 Failure to timely advise Operator of (a) or (b) above shall constitute an election to limit participation to such Non-Operator’s original interest, under (a) above.

9.5 If the non-defaulting parties do not acquire all of the Available Interest, Texoil will use its best efforts to obtain new participants for the remaining Available Interest under terms and conditions of Texoil’s choice. In the event Texoil receives an offer from a prospective participant for the Available Interest on terms more favorable than the terms on which Non-Operators acquired their interest, Texoil shall not be required to offer such more favorable terms to Non-Operators.

Participation Agreement
NE Hitchcock Prospect
Beta Oil & Gas, Inc.

9.6 Reassignment of the Available Interest by a Non-Consenting Party shall be made immediately upon demand, without warranty, except as against the acts of the assignor and free and clear of overriding royalty or similar burden, except the Lease Burdens. Reassignment shall not relieve such Non-Consenting Party of obligations and liabilities incurred prior to the date of the Non-Consent Operation.

10.

MISCELLANEOUS

10.1 Beta or its representatives shall have the right, from time to time, by appointment, to review and interpret, during normal business hours, any seismic, lease data or other records in the possession of Texoil without charge to Beta.

10.2 This Participation Agreement will extend to and be binding upon Beta and Texoil, their representatives, successors and assigns forever.

10.3 Texoil agrees to use its best efforts to advise Beta prior to executing any agreements with additional working interest participants in this prospect. Beta will have the right to approve the proposed new participant. Beta’s approval will not be unreasonably withheld.

10.4 If Cliffwood Production Co. elects not to operate this prospect, Beta will have the right to approve the proposed new Operator. Beta's approval will not be unreasonably withheld.

10.5 Beta and Texoil agree that the lands identified on the plat attached hereto as Exhibit “D” represent the lands subject to the Area of Mutual Interest (“AMI”). Relevant terms of the AMI are set forth in Article XVI E of the Operating Agreement attached hereto as Exhibit “A”.

Participation Agreement
NE Hitchcock Prospect
Beta
Oil & Gas, Inc.

If the foregoing correctly reflects Beta’s understanding of the Participation Agreement, return one (1) executed copy of the Participation Agreement, the Prospect Acquisition Fee and $74,613.14 to Texoil on or before, 5:00 p.m., September 16, 1999. If this Participation Agreement is not timely executed and returned this Participation Agreement may not thereafter be accepted without Texoil’s written consent.

Sincerely,
Texoil Company
Cliffwood Production Co.

By:/s/Frank Lodzinski
     Frank A. Lodzinski
     President

AGREED TO AND ACCEPTED this 14th day of September, 1999.

BETA OIL & GAS, INC.

By:/s/ J. Chris Steinhauser

Printed Name:J. CHris Steinhauser

Title:Chief Financial Officer

P:/Land:/Word:/PARTICIPATION AGMT